Exhibit 99.1 PRESS RELEASE, DATED FEBRUARY 5, 2025, OF ENERSYS REGARDING FINANCIAL
RESULTS FOR THE THIRD QUARTER FISCAL 2025

ENERSYS REPORTS THIRD QUARTER FISCAL 2025 RESULTS
DELIVERS NET SALES UP 5% AND OPERATING CASH FLOW OF $81 MILLION

Third Quarter Fiscal 2025 Highlights
(All comparisons against the third quarter of fiscal year 2024 unless otherwise noted)
•Delivered net sales of $906M, +5%, driven by strong A&D demand, bolstered by contributions from Bren-Tronics, and improvement in the U.S. Communications market
•Energy Systems net sales +4% with significant margin expansion driven by operational efficiency improvements and cost controls
•Achieved GM of 32.9%, +400 bps, including $75M benefit from IRA / IRC 45X tax credits; ex IRA adjusted GM +80 bps
•Realized diluted EPS of $2.88, +55%, and adjusted diluted EPS(1) of $3.12, +22%, ex IRA +$0.12, +10%
•Net leverage ratio(a) 1.5 X EBITDA on operating cash flow of $81M
•Announced the appointment of Keith Fisher as President, Energy Systems Global effective January 2, 2025

READING, Pa., February 5, 2025 (BUSINESS WIRE) -- EnerSys (NYSE: ENS), a global leader in stored energy solutions for industrial applications, announced today results for its third quarter of fiscal 2025, which ended on December 29, 2024.

Message from the CEO
Amid improving but still mixed end market conditions, EnerSys delivered solid EPS growth during the third quarter, compared to the prior year, highlighted by pre-IRA earnings growth significantly outpacing revenue growth. This performance was driven by strong price/mix across all lines of business, the accretive contribution of Bren-Tronics, and operational improvements in Energy Systems, which more than offset headwinds from commodity hedge timing and FX pressure. Total EPS, was bolstered by a $75M benefit from IRA, including a $36M retroactive benefit adjustment. Revenue increased 5% year-over-year, supported by contributions from Bren-Tronics and a gradual recovery in the U.S. Communications market. Despite our solid year-over-year improvement, revenue came in below our expectations, primarily due to FX headwinds, a slower than anticipated ramp in U.S. Communications, and the impact of a large Motive Power customer plant disruption in EMEA.

In Energy Systems, we achieved notable gains in volume and margins as U.S. Communications spending continued to recover, and the benefits of our cost reduction initiatives flowed through to the bottom line. We were pleased to announce the appointment of Keith Fisher as President, Energy Systems Global. Keith brings extensive expertise in service transformation and operational excellence, and we look forward to his leadership in our next phase of profitable growth and service excellence. We delivered another impressive Motive Power quarter driven by growth in our higher value TPPL product sales. In Specialty, A&D markets remain robust and we are seeing early signs of recovery in Transportation. Bren-Tronics continues to exceed expectations, with all major integration milestones successfully completed. Additionally, we recognized our first revenue from our Fast Charge and Storage (FC&S) systems, marking an important milestone for the Company.

As we see demand strengthening, particularly in Communications and Transportation, we are increasingly optimistic that we have reached an inflection point. With improving trends across our end markets and disciplined execution of our strategic priorities, we expect to deliver a strong finish to our fiscal year in the fourth quarter and drive sustained value creation for our shareholders.

David M. Shaffer, Chief Executive Officer, EnerSys

Key Financial Results and Metrics	Third quarter ended			Nine months ended
In millions, except per share amounts	December 29, 2024	December 31, 2023	Change	December 29, 2024	December 31, 2023	Change
Net Sales	$906.2	$861.5	5.2%	$2,642.8	$2,671.1	(1.1)%
Diluted EPS (GAAP)	$2.88	$1.86	$1.02	$6.58	$5.02	$1.56
Adjusted Diluted EPS (Non-GAAP)(1)	$3.12	$2.56	$0.56	$7.19	$6.27	$0.92
Gross Profit (GAAP)	$298.2	$248.6	$49.6	$788.7	$728.5	$60.2
Operating Earnings (GAAP)	$142.7	$92.6	$50.1	$333.4	$270.6	$62.8
Adjusted Operating Earnings (Non-GAAP)(2)	$155.3	$130.3	$25.0	$375.6	$341.0	$34.6
Net Earnings (GAAP)	$114.8	$76.2	$38.6	$267.2	$208.2	$59.0
EBITDA (Non-GAAP)(3)	$167.2	$113.5	$53.7	$403.0	$333.0	$70.0
Adjusted EBITDA (Non-GAAP)(3)	$171.4	$144.3	$27.1	$421.7	$382.3	$39.4
Share Repurchases	$38.7	$35.0	$3.7	$113.9	$82.3	$31.6
Dividend per share	$0.24	$0.225	$0.02	$0.705	$0.63	$0.08
Total Capital Returned to Stockholders	$48.2	$44.1	$4.1	$142.1	$107.8	$34.3

(a) Net leverage ratio is a non-GAAP financial measure as defined pursuant to our credit agreement and discussed under Reconciliations of GAAP to Non-GAAP Financial Measures.

(1) Adjusted Diluted EPS is a non-GAAP financial measure and discussed under Reconciliations of GAAP to Non-GAAP Financial Measures.
(2) Operating Earnings are adjusted for charges that the Company incurs as a result of restructuring and exit activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance. A reconciliation of operating earnings to Non-GAAP Adjusted Earnings are provided in tables under the section titled Business Segment Operating Results.
(3) Non-GAAP EBITDA is calculated as net earnings adjusted for depreciation, amortization, interest and income taxes. Non-GAAP Adjusted EBITDA is further adjusted for certain charges such as restructuring and exit activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and other charges and credits as discussed under Reconciliations of GAAP to Non-GAAP Financial Measures.

Summary of Results

Third Quarter Fiscal 2025

Net sales for the third quarter of fiscal 2025 were $906.2 million, an increase of 5.2% from the prior year third quarter net sales of $861.5 million, but below the range of the third quarter of fiscal 2025 guidance of $920 million to $960 million given on November 6, 2024. The increase compared to prior year's quarter was the result of a 2% increase in organic volume, a 2% increase in pricing, and a 3% increase in acquisitions partially offset by a 2% decrease in foreign currency translation.

Net earnings attributable to EnerSys stockholders (“Net earnings”) for the third quarter of fiscal 2025 was $114.8 million, or $2.88 per diluted share, which included an unfavorable highlighted net of tax impact of $9.5 million, or $0.24 per diluted share, from highlighted items described in further detail in the tables shown below, reconciling non-GAAP adjusted financial measures to reported amounts.

Net earnings for the third quarter of fiscal 2024 was $76.2 million, or $1.86 per diluted share, which included an unfavorable highlighted net of tax impact of $28.8 million, or $0.70 per diluted share, from highlighted items described in further detail in the tables shown below, reconciling non-GAAP adjusted financial measures to reported amounts.

Excluding these highlighted items, adjusted Net earnings per diluted share for the third quarter of fiscal 2025, on a non-GAAP basis, were $3.12, compared to the guidance of $3.00 to $3.10 per diluted share for the third quarter given by the Company on December 17, 2024. These earnings compare to the prior year third quarter adjusted Net earnings of $2.56 per diluted share. Please refer to the section included herein under the heading “Reconciliations of GAAP to Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information, which includes tables reconciling GAAP and non-GAAP adjusted financial measures for the quarters ended December 29, 2024 and December 31, 2023.

Fiscal Year to Date 2025

Net sales for the nine months of fiscal 2025 were $2,642.8 million, a decrease of 1.1% from the prior year nine months net sales of $2,671.1 million. This decrease was due to a 1% decrease in organic volume, a 1% decrease in pricing, and a 1% decrease in foreign currency translation, partially offset by a 2% increase in acquisitions.

Net earnings for the nine months of fiscal 2025 was $267.2 million, or $6.58 per diluted share, which included an unfavorable highlighted net of tax impact of $24.6 million, or $0.61 per diluted share, from highlighted items described in further detail in the tables shown below, reconciling non-GAAP adjusted financial measures to reported amounts.

Net earnings for the nine months of fiscal 2024 was $208.2 million, or $5.02 per diluted share, which included an unfavorable highlighted net of tax impact of $51.9 million, or $1.25 per diluted share, from highlighted items described in further detail in the tables shown below, reconciling non-GAAP adjusted financial measures to reported amounts.

Adjusted Net earnings per diluted share for the nine months of fiscal 2025, on a non-GAAP basis, were $7.19. This compares to the prior year nine months adjusted Net earnings of $6.27 per diluted share. Please refer to the section included herein under the heading “Reconciliations of GAAP to Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Quarterly Dividend

The company announced today that its Board of Directors has declared a quarterly cash dividend of $0.24 per share of common stock payable on March 28, 2025, to holders of record as of March 14, 2025.

Balance Sheet and Cash Flow

As of December 29, 2024, cash and cash equivalents were $463.2 million and net debt was $852.1 million. The net leverage ratio at the end of the third quarter was 1.5 X, up from 1.1 X in the prior year period due to the impact of the Bren-Tronics acquisition. Capital expenditures during the third quarter were $24.3 million, up from $23.1 million in the prior year period, driven by investments in plant improvements. During the third quarter, cash from operating activities was $81.1 million and free cash flow was $56.8 million.

The Company also returned approximately $48.2 million to shareholders through $38.7 million in share repurchases and $9.5 million through its quarterly dividend payment in the third quarter.

Fourth Quarter and Full Year 2025 Outlook

In the fourth quarter of fiscal 2025, EnerSys expects:
•Net sales in the range of $960M to $1,000M
•Adjusted diluted earnings per share in the range of $2.75 to $2.85*

For the full year fiscal 2025, EnerSys expects:
•Net sales in the range of $3,603M to $3,643M, down from prior guidance of $3,675M to $3,765M
•Adjusted diluted earnings per share in the range of $9.97 to $10.07*, up from prior guidance of $9.65 to $9.95*
•Capital expenditures ~$120M

"We expect the fiscal fourth quarter to be one of our strongest quarters on record, driven by improving order rates and favorable demand trends across our core end markets. We are particularly encouraged by steady demand improvement in the U.S. Communications market and early signs of recovery in the Transportation sector. These positive dynamics are tempered by ongoing macroeconomic uncertainty, particularly in EMEA, which we continue to monitor closely.

While our full-year revenue guidance has been revised to reflect the one-off impacts from Q3 and improving but slower than anticipated recovery in the Communications and Transportation markets, we are confident in the strength of our diversified portfolio. Despite mixed market dynamics, we are successfully managing our business to increase profitability and cash flow. Additionally, the results of our margin expansion initiatives in our Energy Systems and Specialty businesses are strengthening our positive outlook with year-over-year earnings growth on our base business.

As we look ahead, we see continued momentum in demand for reliable power solutions, underpinned by accelerating trends in electrification, data-driven infrastructure, and sustainability. EnerSys is well-positioned to capitalize on these opportunities, and we remain focused on delivering long-term value for our stockholders," said Andrea Funk, EnerSys Chief Financial Officer.

*Inclusive of IRC 45X tax benefits created with the IRA.

Please refer to the section included herein under the heading “Reconciliations of GAAP to Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Conference Call and Webcast Details

The Company will host a conference call to discuss its third quarter results at 9:00 AM (ET) Thursday, February 6, 2025. A live broadcast as well as a replay of the call can be accessed via https://edge.media-server.com/mmc/p/7eobixrc or the Investor Relations section of the company’s website at https://investor.enersys.com.

To join the live call, please register at https://register-conf.media-server.com/register/BIc570495fd56640c49ad93b4e427f8aae. A dial-in and unique PIN will be provided upon registration.

About EnerSys

EnerSys is a global leader in stored energy solutions for industrial applications and designs, manufactures and distributes energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. The company goes to market through four lines of business: Energy Systems, Motive Power, Specialty and New Ventures. Energy Systems, which combine power conversion, power distribution, energy storage, and enclosures, are used in the telecommunication, broadband, and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, portable power solutions for soldiers in the field, large over-the-road trucks, premium automotive, medical and security systems applications. New Ventures provides energy storage and management systems for various applications including demand charge reduction, utility back-up power, and dynamic fast charging for electric vehicles. EnerSys also provides aftermarket and customer support services to its customers in over 100 countries through its sales and manufacturing locations around the world. To learn more about EnerSys please visit https://www.enersys.com/en/.

Sustainability

Sustainability at EnerSys is about more than just the benefits and impacts of our products. Our commitment to sustainability encompasses many important environmental, social and governance issues. Sustainability is a fundamental part of how we manage our own operations. Minimizing our environmental footprint is a priority. Sustainability is our commitment to our employees, our customers and the communities we serve. Our products facilitate positive environmental, social, and economic impacts around the world. To learn more visit: https://www.enersys.com/en/about-us/sustainability/.

Caution Concerning Forward-Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, intention to pay quarterly cash dividends, return capital to stockholders, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, order intake, backlog, payment of future cash dividends, commodity prices, execution of its stock buyback program, judicial or regulatory proceedings, ability to identify and realize benefits in connection with acquisition and disposition opportunities, and market share, as well as statements expressing optimism or pessimism about future operating results or benefits from its cash dividend, its stock buyback programs, application of Section 45X of the Internal Revenue Code, development and construction of the Company's gigafactory in Greenville, South Carolina, adverse developments with respect to the economic conditions in the U.S. in the markets in which we operate and other uncertainties, including the impact of supply chain disruptions, interest rate changes, inflationary pressures, geopolitical and other developments and labor shortages on the economic recovery and our business and changes in law, regulation or policy that may affect our business, including trade policy and tariffs, and other government priorities or budgets are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements,” set forth in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2024. No undue reliance should be placed on any forward-looking statements.

CONTACT

Lisa Hartman
Vice President, Investor Relations and Corporate Communications
EnerSys
610-236-4040
E-mail: investorrelations@enersys.com

EnerSys
Consolidated Condensed Statements of Income (Unaudited)
(In millions, except share and per share data)

	Quarter ended		Nine months ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net sales	$906.2	$861.5	$2,642.8	$2,671.1
Gross profit	298.2	$248.6	$788.7	$728.5
Operating expenses	154.3	$143.9	$446.0	$432.3
Restructuring and other exit charges	1.2	$6.1	$9.3	$19.6
Impairment of indefinite-lived intangibles	0.0	$6.0	$0.0	$6.0
Operating earnings	142.7	$92.6	$333.4	$270.6
Earnings before income taxes	126.7	$78.7	$290.2	$225.6
Income tax expense	11.9	$2.5	$23.0	$17.4
Net earnings attributable to EnerSys stockholders	$114.8	$76.2	$267.2	$208.2

Net reported earnings per common share attributable to EnerSys stockholders:
Basic	$2.92	$1.88	$6.70	$5.11
Diluted	$2.88	$1.86	$6.58	$5.02
Dividends per common share	$0.24	$0.225	$0.705	$0.625
Weighted-average number of common shares used in reported earnings per share calculations:
Basic	39,305,035	40,451,279	39,891,376	40,770,524
Diluted	39,922,913	41,047,893	40,590,745	41,476,950

EnerSys
Consolidated Condensed Balance Sheets (Unaudited)
(In Thousands, Except Share and Per Share Data)

	December 29, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$463,164	$333,324
Accounts receivable, net of allowance for doubtful accounts: December 29, 2024 - $8,674; March 31, 2024 - $8,107	545,223	524,725
Inventories, net	753,380	697,698
Prepaid and other current assets	411,222	226,949
Total current assets	2,172,989	1,782,696
Property, plant, and equipment, net	583,477	532,450
Goodwill	715,574	682,934
Other intangible assets, net	384,453	319,407
Deferred taxes	52,103	49,798
Other assets	119,064	98,721
Total assets	$4,027,660	$3,466,006
Liabilities and Equity
Current liabilities:
Short-term debt	$29,596	$30,444
Accounts payable	351,152	369,456
Accrued expenses	329,653	323,957
Total current liabilities	710,401	723,857
Long-term debt, net of unamortized debt issuance costs	1,273,062	801,965
Deferred taxes	37,326	30,583
Other liabilities	158,613	152,529
Total liabilities	2,179,402	1,708,934
Commitments and contingencies
Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding at December 29, 2024 and at March 31, 2024	—	—
Common Stock, $0.01 par value per share, 135,000,000 shares authorized, 56,683,964 shares issued and 39,424,672 shares outstanding at December 29, 2024; 56,363,924 shares issued and 40,271,936 shares outstanding at March 31, 2024	567	564
Additional paid-in capital	653,022	629,879
Treasury stock at cost, 17,259,292 shares held as of December 29, 2024 and 16,091,988 shares held as of March 31, 2024	(949,167)	(835,827)
Retained earnings	2,402,284	2,163,880
Accumulated other comprehensive loss	(261,839)	(204,851)
Total EnerSys stockholders’ equity	1,844,867	1,753,645
Nonredeemable noncontrolling interests	3,391	3,427
Total equity	1,848,258	1,757,072
Total liabilities and equity	$4,027,660	$3,466,006

EnerSys
Consolidated Condensed Statements of Cash Flows (Unaudited)
(In Thousands)

	Nine months ended
	December 29, 2024	December 31, 2023
Cash flows from operating activities
Net earnings	$267,189	$208,184
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	74,377	68,304
Write-off of assets relating to exit activities	342	21,506
Impairment of indefinite-lived intangibles	—	6,020
Derivatives not designated in hedging relationships:
Net losses (gains)	(1,765)	666
Cash (settlements) proceeds	763	(203)
Provision for doubtful accounts	1,914	1,912
Deferred income taxes	68	(258)
Non-cash interest expense	1,448	1,229
Stock-based compensation	20,263	22,894
(Gain) loss on disposal of property, plant, and equipment	69	644
Changes in assets and liabilities:
Accounts receivable	(24,206)	139,508
Inventories	(19,567)	27,401
Prepaid and other current assets	(145,466)	(3,602)
Other assets	1,054	(1,343)
Accounts payable	(17,739)	(45,650)
Accrued expenses	(34,786)	(126,857)
Other liabilities	1,152	(108)
Net cash provided by (used in) operating activities	125,110	320,247

Cash flows from investing activities
Capital expenditures	(90,765)	(59,005)
Purchase of business	(206,024)	(8,270)
Proceeds from disposal of property, plant, and equipment	94	2,037
Investment in Equity Securities	(10,852)	—
Net cash (used in) provided by investing activities	(307,547)	(65,238)

Cash flows from financing activities
Net (repayments) borrowings on short-term debt	951	(440)
Proceeds from Second Amended Revolver borrowings	650,000	182,500
Proceeds from 2027 Notes	—	—
Repayments of Second Amended Revolver borrowings	(180,000)	(327,500)
Repayments of Second and Third Amended Term Loans	—	(19,116)
Finance lease obligations	(101)	—
Option proceeds, net	7,641	9,668
Payment of taxes related to net share settlement of equity awards	(7,984)	(9,492)
Purchase of treasury stock	(113,928)	(82,331)
Issuance of treasury stock- ESPP	851	—
Dividends paid to stockholders	(28,060)	(25,423)
PPD Deferred Financing on Bond Issue-Legal Fees	(351)	—
Other	(166)	910
Net cash (used in) financing activities	328,853	(271,224)
Effect of exchange rate changes on cash and cash equivalents	(16,576)	2,264
Net increase in cash and cash equivalents	129,840	(13,951)
Cash and cash equivalents at beginning of period	333,324	346,665
Cash and cash equivalents at end of period	$463,164	$332,714

Reconciliations of GAAP to Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, ("GAAP"). EnerSys' management uses the non-GAAP measures “adjusted Net earnings”, “adjusted Diluted EPS”, “adjusted operating earnings”, "adjusted gross profit", "adjusted gross margin", "EBITDA", “adjusted EBITDA”, "adjusted EBITDA per credit agreement", "net debt", "net leverage ratio", "free cash flow", and "adjusted free cash flow conversion" as applicable, in their analysis of the Company's performance. Adjusted Net earnings, adjusted gross profit, adjusted gross margin, and adjusted operating earnings measures, as used by EnerSys in past quarters and years, adjusts Net earnings, gross profit, gross margin, and operating earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company's restructuring initiatives and other highlighted charges and income items. Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. We calculate adjusted EBITDA as net income before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude restructuring and exit activities, impairment of goodwill, indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance. EBITDA is calculated as net income before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization. We define non-GAAP adjusted EBITDA per credit agreement as net earnings determined in accordance with GAAP for interest, taxes, depreciation and amortization, and certain charges or credits as permitted by our credit agreements, that were recorded during the periods presented. We define non-GAAP net debt as total debt, finance lease obligations and letters of credit, net of all cash and cash equivalents, as defined in the Fourth Amended Credit Facility on the balance sheet as of the end of the most recent fiscal quarter. We define non-GAAP net leverage ratio as non-GAAP net debt divided by last twelve months non-GAAP adjusted EBITDA per credit agreement. We define non-GAAP free cash flow as net cash provided by or used in operating activities less capital expenditures. We define non-GAAP adjusted free cash flow conversion as free cash flow divided by adjusted net earnings. Free cash flow and adjusted free cash flow conversion are used by investors, financial analysts, rating agencies and management to help evaluate the Company’s ability to generate cash to pursue incremental opportunities aimed toward enhancing shareholder value. Management believes the presentation of these financial measures reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results and overall business performance; in particular, those charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance, such as significant legal proceedings, amortization of intangible assets, tax valuation allowance changes, withholding tax from repatriation of prior period earnings, and impacts of changes or reform to income tax laws. Because these charges are not incurred as a result of ongoing operations, or are incurred as a result of a potential or previous acquisition, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast. Although we exclude the amortization of purchased intangibles from these non-GAAP measures, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances. For those items which are non-taxable, the tax expense (benefit) is calculated at 0%.

EnerSys does not provide a quantitative reconciliation of the Company’s projected range for adjusted diluted earnings per share for the third quarter and full year of fiscal 2025 to diluted earnings per share, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. EnerSys' adjusted diluted earnings per share guidance for the third quarter and full year of fiscal 2025 excludes certain items, including but not limited to certain non-cash, large and/or unpredictable charges and benefits, charges from restructuring and exit activities, impairment of goodwill and indefinite-lived intangibles, acquisition and disposition activities, legal judgments, settlements, or other matters, and tax positions, that are inherently uncertain and difficult to predict, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company's routine operating activities can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company's routine operating activities. Due to the uncertainty of the occurrence or timing of these future excluded items, management cannot accurately forecast many of these items for internal use and therefore cannot create a quantitative adjusted diluted earnings per share for the third quarter and full year of fiscal 2025 to diluted earnings per share reconciliation without unreasonable efforts.

These non-GAAP disclosures have limitations as an analytical tool, should not be viewed as a substitute for operating earnings, Net earnings or net income determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company's ongoing operating results. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to Net earnings determined in accordance with GAAP.

A reconciliation of non-GAAP adjusted operating earnings is set forth in the table below, providing a reconciliation of non-GAAP adjusted operating earnings to the Company’s reported operating results for its business segments. Corporate and other includes amounts managed on a company-wide basis and not directly allocated to any reportable segments, primarily relating to IRA production tax credits. Also, included are start up costs for exploration of a new lithium plant as well as start-up operating expenses from the New Ventures operating segment.

Business Segment Operating Results

	Quarter ended
	($ millions)
	December 29, 2024
	Energy Systems	Motive Power	Specialty	Corporate and other	Total
Net Sales	$389.2	$358.9	$155.2	$2.9	$906.2

Operating Earnings	$19.2	$51.5	$4.2	$67.8	$142.7
Inventory step up to fair value relating to recent acquisitions	—	—	1.1	—	$1.1
Restructuring and other exit charges	0.1	1.0	0.1	—	1.2
Amortization of intangible assets	5.8	0.2	2.4	—	8.4
Integration costs	—	—	1.6	—	1.6
Other	0.2	—	0.1	—	0.3
Adjusted Operating Earnings	$25.3	$52.7	$9.5	$67.8	$155.3

	Quarter ended
	($ millions)
	December 31, 2023
	Energy Systems	Motive Power	Specialty	Corporate and other	Total
Net Sales	$373.5	$355.4	$132.6	$—	$861.5

Operating Earnings	$(18.6)	$49.5	$6.0	$55.7	$92.6
Inventory adjustment relating to recent acquisitions	—	—	—	—	—
Inventory adjustment relating to exit activities	16.1	—	—	—	16.1
Restructuring and other exit charges	2.4	2.9	0.8	—	6.1
Impairment of indefinite-lived intangibles	6.0	—	—	—	6.0
Amortization of intangible assets	6.0	0.2	0.7	—	6.9
Other	2.4	0.2	—	—	2.6
Adjusted Operating Earnings	$14.3	$52.8	$7.5	$55.7	$130.3

Increase (Decrease) as a % from prior year quarter	Energy Systems	Motive Power	Specialty	Corporate and other	Total
Net Sales	4.2%	1.0%	17.0%	NM	5.2%
Operating Earnings	NM	4.0	(29.6)	21.6	54.1
Adjusted Operating Earnings	76.5	(0.1)	27.5	21.6	19.2
NM = Not Meaningful

	Nine months ended
	($ millions)
	December 29, 2024
	Energy Systems	Motive Power	Specialty	Corporate and other	Total
Net Sales	$1,132.3	$1,091.8	$415.8	$2.9	$2,642.8

Operating Earnings	$45.7	$162.2	$6.6	$118.9	$333.4
Inventory step up to fair value relating to recent acquisitions	—	—	3.0	—	3.0
Restructuring and other exit charges	4.6	3.5	1.2	—	9.3
Amortization of intangible assets	17.8	0.6	5.1	—	23.5
Integration costs	0.2	—	3.4	—	3.6
Acquisition activity expense	—	—	2.5	—	2.5
Other	0.2	—	0.1	—	0.3
Adjusted Operating Earnings	$68.5	$166.3	$21.9	$118.9	$375.6

	Nine months ended
	($ millions)
	December 31, 2023
	Energy Systems	Motive Power	Specialty	Corporate and other	Total
Net Sales	$1,220.6	$1,061.4	$389.1	$—	$2,671.1

Operating Earnings	$20.4	$147.3	$10.9	$92.0	$270.6
Inventory adjustment relating to exit activities	16.1	—	3.1	—	19.2
Restructuring and other exit charges	5.1	7.9	6.6	—	19.6
Impairment of indefinite-lived intangibles	6.0	—	—	—	6.0
Amortization of intangible assets	18.5	0.5	2.1	—	21.1
Other	3.5	0.8	0.2	—	4.5
Adjusted Operating Earnings	$69.6	$156.5	$22.9	$92.0	$341.0

Increase (Decrease) as a % from prior year	Energy Systems	Motive Power	Specialty	Corporate and other	Total
Net Sales	(7.2)%	2.9%	6.8%	NM	(1.1)%
Operating Earnings	NM	10.0	(40.0)	29.2	23.2
Adjusted Operating Earnings	(1.3)	6.2	(4.8)	29.2	10.1

Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

The table below presents a reconciliation of Net Earnings to EBITDA and Adjusted EBITDA:

	Quarter ended		Nine months ended
	($ millions)		($ millions)
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net Earnings	114.8	$76.2	$267.2	$208.2
Depreciation	17.2	16.2	50.9	47.2
Amortization	8.4	6.9	23.5	21.1
Interest	14.9	11.7	38.4	39.1
Income Taxes	11.9	2.5	23.0	17.4
EBITDA	167.2	113.5	403.0	333.0
Non-GAAP adjustments	4.2	30.8	18.7	49.3
Adjusted EBITDA	$171.4	$144.3	$421.7	$382.3

The following table provides the non-GAAP adjustments shown in the reconciliation above:

	Quarter ended		Nine months ended
	($ millions)		($ millions)
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Inventory adjustment relating to exit activities	$—	$16.1	$—	$19.2
Inventory step up to fair value relating to recent acquisitions	1.1	—	3.0	—
Restructuring and other exit charges	1.2	6.1	9.3	19.6
Impairment of indefinite-lived intangibles	—	6.0	—	6.0
Integration Costs	1.6	—	3.6	—
Acquisition expense	—	—	$2.5	—
Other	0.3	2.6	$0.3	4.5
Non-GAAP adjustments	$4.2	$30.8	$18.7	$49.3

The table below presents a reconciliation of Gross Profit and Gross Margin to Adjusted Gross Profit and Adjusted Gross Margin:

	Quarter ended		Nine months ended
	($ millions)		($ millions)
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Gross Profit as reported	$298.2	$248.6	$788.7	$728.5
Inventory adjustment relating to exit activities	—	16.1	—	19.2
Inventory step up to fair value relating to recent acquisitions	1.1	—	3.0	—
Adjusted Gross Profit	299.3	264.7	791.7	747.7

Gross Margin	32.9%	28.9%	29.8%	27.3%
Adjusted Gross Margin	33.0%	30.7%	30.0%	28.0%

The table below presents a reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow Conversion percentages:

	Quarter ended		Nine months ended
	($ millions)		($ millions)
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net cash provided by (used in) operating activities	$81.1	$134.5	$125.1	$320.2
Less Capital Expenditures	(24.3)	(23.1)	(90.8)	(59.0)
Free Cash Flow	56.8	111.4	34.3	261.2

	Quarter ended		Nine months ended
	($ millions)		($ millions)
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net cash provided by (used in) operating activities	$81.1	$134.5	$125.1	$320.2
Net earnings	114.8	76.2	267.2	208.2
Operating cash flow conversion %	70.6%	176.5%	46.8%	153.8%

Free cash flow	56.8	111.4	34.3	261.2
Adjusted net earnings	124.3	105.0	291.8	260.1
Adjusted free cash flow conversion %	45.7%	106.1%	11.8%	100.4%

The following table provides a reconciliation of Net earnings to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) per credit agreement for December 29, 2024 and December 31, 2023 to calculate our net leverage ratio, in connection with the Fourth Amended Credit Facility:

	Last twelve months
	December 29, 2024	December 31, 2023
	(in millions, except ratios)
Net earnings as reported	$328.1	$274.1
Add back:
Depreciation and amortization	98.1	$90.5
Interest expense	46.4	$54.1
Income tax expense	31.4	27.3
EBITDA (non-GAAP)	$504.0	$446.0
Adjustments per credit agreement definitions(1)	52.6	78.6
Adjusted EBITDA (non-GAAP) per credit agreement(1)	$556.6	524.6
Total net debt(2)	852.1	586.9
Leverage ratios:
Total net debt/credit adjusted EBITDA ratio	1.5 X	1.1 X

(1)The $52.6 million adjustment to EBITDA in the last twelve months ending December 29, 2024 primarily related to $28.0 million of non-cash stock compensation, $19.8 million of restructuring and other exit charges, impairment of indefinite-lived intangibles and write-down of other current assets of $4.5 million. The $78.6 million adjustment to EBITDA in the last twelve months ending December 31, 2023 primarily related to $30.5 million of non-cash stock compensation, $37.9 million of restructuring and other exit charges, impairment of indefinite-lived intangibles and write-down of other current assets of $9.6 million.
(2)Debt includes finance lease obligations and letters of credit and is net of all U.S. cash and cash equivalents and foreign cash and investments, as defined in the Fourth Amended Credit Facility. In the last twelve months ending December 29, 2024 and December 31, 2023, the amounts deducted in the calculation of net debt were U.S. cash and cash equivalents and foreign cash investments of $463.2 million, and in fiscal 2023, were $332.7 million.

Included below is a reconciliation of historical non-GAAP adjusted Net earnings to reported amounts. Non-GAAP adjusted operating earnings and historical Net earnings are calculated excluding restructuring and other highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Quarter ended
	(in millions, except share and per share amounts)
	December 29, 2024		December 31, 2023
Net earnings reconciliation
As reported Net Earnings	$114.8		$76.2
Non-GAAP adjustments:
Inventory step up to fair value relating to recent acquisitions	1.1	(1)	—
Inventory adjustment relating to exit activities	—		16.1	(1)
Restructuring and other exit charges	1.2	(1)	6.1	(1)
Impairment of indefinite-lived intangibles	—	(2)	6.0	(2)
Amortization of identified intangible assets	8.4	(2)	6.9	(3)
Acquisition expense	0	(3)	—
Integration costs	1.6	(4)	—
Other	0.3		2.6	(4)
Income tax effect of above non-GAAP adjustments	(3.1)		(8.9)
Non-GAAP adjusted Net earnings	$124.3		$105.0

Outstanding shares used in per share calculations
Basic	39,305,035		40,451,279
Diluted	39,922,913		41,047,893
Non-GAAP adjusted Net earnings per share:
Basic	$3.16		$2.59
Diluted	$3.12		$2.56

Reported Net earnings (Loss) per share:
Basic	$2.92		$1.88
Diluted	$2.88		$1.86
Dividends per common share	$0.24		$0.225

The following table provides the line of business allocation of the non-GAAP adjustments of items relating operating earnings (that are allocated to lines of business) shown in the reconciliation above:

	Quarter ended
	($ millions)
	December 29, 2024	December 31, 2023
	Pre-tax	Pre-tax
(1) Inventory adjustment relating to exit activities - Energy Systems	$—	$16.1
(1) Inventory adjustment relating to exit activities - Motive Power	$—	—
(1) Inventory adjustment relating to exit activities - Specialty	—	—
(1) Inventory step up to fair value relating to recent acquisitions - Specialty	1.1	—
(1) Restructuring and other exit charges - Energy Systems	0.1	2.4
(1) Restructuring and other exit charges - Motive Power	1.0	2.9
(1) Restructuring and other exit charges - Specialty	0.1	0.8
(2) Impairment of indefinite-lived intangibles - Energy Systems	—	6.0
(3) Amortization of identified intangible assets - Energy Systems	5.8	6.0
(3) Amortization of identified intangible assets - Motive Power	0.2	0.2
(3) Amortization of identified intangible assets - Specialty	2.4	0.7
(3) Acquisition expense - Motive Power	—	—
(3) Acquisition expense - Specialty	—	—
(4) Integration costs - Energy Systems	—	—
(4) Integration costs - Specialty	1.6	—
(4) Other - Energy Systems	0.2	2.4
(4) Other - Motive Power	—	0.2
(4) Other - Specialty	0.1	—
Total Non-GAAP adjustments	$12.6	$37.7

	Nine months ended
	(in millions, except share and per share amounts)
	December 29, 2024		December 31, 2023
Net Earnings reconciliation
As reported Net Earnings	$267.2		$208.2
Non-GAAP adjustments:
Inventory step up to fair value relating to recent acquisitions	3.0	(1)
Inventory adjustment relating to exit activities	—		19.2	(1)
Restructuring and other exit charges	9.3	(1)	19.6	(1)
Impairment of indefinite-lived intangibles	—	(2)	6.0	(2)
Amortization of identified intangible assets	23.5	(2)	21.1	(2)
Acquisition activity expense	2.5	(3)	—
Integration costs	3.6	(4)	—
Other	0.3		4.5	(3)
Income tax benefit from tax law changes and litigation	(6.8)		—
Income tax effect of above non-GAAP adjustments	(10.8)		(18.5)
Non-GAAP adjusted Net Earnings	$291.8		$260.1

Outstanding shares used in per share calculations
Basic	39,891,376		40,770,524
Diluted	40,590,745		41,476,950
Non-GAAP adjusted Net Earnings per share:
Basic	$7.31		$6.38
Diluted	$7.19		$6.27

Reported Net Earnings (Loss) per share:
Basic	$6.70		$5.11
Diluted	$6.58		$5.02
Dividends per common share	$0.705		$0.625

The following table provides the line of business allocation of the non-GAAP adjustments of items relating operating earnings (that are allocated to lines of business) shown in the reconciliation above:

	Nine months ended
	($ millions)
	December 29, 2024	December 31, 2023
	Pre-tax	Pre-tax
(1) Inventory step up to fair value relating to recent acquisitions - Specialty	3.0	—
(1) Inventory adjustment relating to exit activities - Energy Systems	—	16.1
(1) Inventory Adjustment relating to exit activities - Specialty	—	3.1
(1) Restructuring and other exit charges - Energy Systems	4.6	5.1
(1) Restructuring and other exit charges - Motive Power	3.5	7.9
(1) Restructuring and other exit charges - Specialty	1.2	6.6
(2) Impairment of indefinite-lived intangibles - Energy Systems	—	6.0
(2) Amortization of identified intangible assets - Energy Systems	17.8	18.5
(2) Amortization of identified intangible assets - Motive Power	0.6	0.5
(2) Amortization of identified intangible assets - Specialty	5.1	2.1
(3) Acquisition expense - Specialty	2.5	—
(3) Other - Energy Systems	0.2	3.5
(3) Other - Motive Power	—	0.8
(3) Other - Specialty	0.1	0.2
(4) Integration costs - Energy Systems	0.2	—
(4) Integration costs - Specialty	3.4	—
Total Non-GAAP adjustments	$42.2	$70.4